EXHIBIT 10.3

                              THE CIT GROUP, INC.

                                November 1, 1999

Mr. Albert R. Gamper, Jr.
650 CIT Drive
Livingston, New Jersey 07039

Dear Al:

      Reference is made to your employment agreement, dated December 29, 1989 (the "Employment Agreement"), with The CIT Group, Inc. (the "Company"), as amended by letter agreements dated November 16, 1992, December 20, 1994, and April 1, 1997. The Board of Directors (the "Board") of the Company is pleased to extend your employment agreement with the Company on the following terms and conditions, all other terms and conditions being null and void:

      1. Term. This letter agreement will be effective as of November 1, 1999. The term of this Agreement (the "Term") will be for a period of thirty-eight months beginning on November 1, 1999 and, except as otherwise provided in paragraph 4 below, ending on December 31, 2002. This letter agreement and the Term may be extended for one or more additional periods as provided in paragraph 7 or by written agreement signed by you and the Company at any time prior to the end of the Term then in effect.

      2. Duties and Authority. During the Term, you shall serve as the Chief Executive Officer, President, Chairman of the Executive Committee and a member of the Board of the Company. You agree to accept the position of Chairman of the Board of the Company if the position is offered to you. Subject to the overall direction and control of the Board, as Chief Executive Officer and President, you shall have general charge and control of the business and affairs of the Company, which shall include but shall not be limited to responsibility for overall policy making as well as day-to-day operations (including hiring and firing of personnel, establishing credit policy, personnel compensation and the nature and pricing of the business of the Company). You agree to devote substantially all of your business time and energies to the business of the Company and to faithfully, diligently and competently perform your duties hereunder, except that you may devote a reasonable amount of time to serving as a director of not-for-profit institutions, and with the approval of the Board, of business corporations. You

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shall not be assigned any duties that are inconsistent with your status as Chief
Executive Officer of the Company.

      3. Compensation and Benefits. In full consideration for all services rendered by you in all capacities during the Term, you will receive the following compensation and benefits:

            (a) Base Salary. An annual base salary of $875,000 payable in accordance with the customary payroll practices of the Company. Your Base Salary and performance will be reviewed by the Board during the Term pursuant to normal Company practices. Your Base Salary may be increased (but not reduced) by the Board from time to time, based upon your performance and responsibilities, pursuant to the Company's standard procedures for salary adjustments.

            (b) Bonuses. You will participate in all executive bonus and incentive compensation plans (collectively, "Incentive Plans") now or hereafter maintained by the Company for which your level of employment makes you eligible in accordance with the Company's policies and the terms of such Incentive Plans.

            (c) Expense Reimbursement. The Company will reimburse you for your ordinary and necessary business and travel expenses incurred by you in the performance of your duties. When traveling on Company business or personal travel, you shall be authorized for security reasons to travel on CIT's corporate aircraft. The cost of your personal travel on CIT's corporate aircraft shall be imputed to you as income. If you are flying on commercial airlines for Company business, first class is authorized.

            (d) Other Benefits. You will be eligible to participate in all employee retirement and welfare benefit plans now or hereafter maintained by or on behalf of the Company, including the Company's Executive Retirement Program and receive all fringe benefits and vacations, for which your level of employment makes you eligible in accordance with the Company's policies and the terms of such plans. In addition, the Company will provide you with (i) a supplemental pension benefit and (ii) a supplemental savings benefit, in each case in an amount equal to the value of the benefit you would be entitled to receive under the Company's Retirement Plan or Savings Incentive Plan, as the case may be, but for the limitations on the amount of such benefits imposed by Internal Revenue Code Sections 415 and 401(a)(17). In connection with your benefits under the Company's Executive Retirement Program, the Company will not unreasonably withhold its consent to your retirement.

            (e) Additional Benefits. In addition to the benefits described above, the Company shall provide the following special benefits to you:

                  (1) Attorney and Accountant Expense Reimbursement. The Company
            shall reimburse you for up to $25,000 annually for attorneys' fees and


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            disbursements incurred by you for tax advice or other legal counsel and for accounting fees incurred by you for tax advice or other financial planning;

                  (2) Office and Staff. The Company shall provide you with
            suitable offices located in northern New Jersey, and you shall not be required to relocate your residence from the New Jersey area. You may also employ secretaries and assistants of your own selection as you deem appropriate or necessary. The Company shall also provide you with a car and driver substantially equivalent to that enjoyed by you under the your past employment agreement.

                  (3) Dues. The Company shall reimburse you for the full cost
            (annual dues plus initiation fees) of one country club or luncheon club membership of your choice; and

                  (4) Indemnification and Insurance. The Company will provide you with suitable director's and officer's liability insurance to the extent available on commercially reasonable terms. The Company shall not amend the provisions of Article ELEVENTH and TWELFTH of its Restated Certificate of Incorporation or Article X of its By-Laws in any manner adverse to you without your consent.

            (f) Modifications. The Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plans or programs provided hereunder for any reason and without your consent; provided that, without your consent, the Company may not reduce the aggregate value of the benefits provided to the Executive hereunder, or administer the Company Executive Retirement Program in a manner substantially inconsistent with past practices.

      4.   Termination of the Executive's Employment.

            (a) Termination Date. The effective date of your termination of employment with the Company shall be the "Termination Date."

            (b) By the Company. The Board by majority vote may terminate your employment in its sole discretion at any time during the Term, with or without Cause. For purposes of this letter agreement, "Cause" means (A) your gross negligence, recklessness or malfeasance in the performance of your duties hereunder, (B) your committing any criminal act, act of fraud or other misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of the Company, or (C) your willfully engaging in any conduct relating to the business of the Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company.

            (c) By You. You may terminate your employment with the Company at any time during the Term, with or without Good Reason, upon fifteen (15) days prior written notice by you to the Company. For purposes of this letter agreement,


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"Good Reason" means the assignment to you of duties and responsibilities not commensurate with your status as Chief Executive Officer of the Company, the failure of the Company to provide compensation and benefits to your at the levels required herein, you are required without your consent to relocate or perform a significant portion of your duties under this Employment Agreement outside a fifty (50) mile radius from your present principal place of employment, or the failure of the Company to adhere in any substantial manner to any of its other covenants herein. Termination of your employment by you following the completion of a Change of Control contract extension as provided in 7(a) will be deemed a "Good Reason" termination entitling you to the benefits and payments covered in paragraph 5 reduced by the amount of any "Special Payment" previously paid to you pursuant to paragraph 7(b). The failure of the Company to offer to renew this Employment Agreement, at least ninety (90) days prior to the Termination Date, on terms and conditions (including payment of base salary and participation in incentive plans and benefits) at least as favorable as in the final year of your last Term shall also be deemed a "Good Reason" termination entitling you to the benefits and payments covered in paragraph 5.

          5.   Severance Payment.

            (a) Without Cause and Good Reason Termination. If during the Term the Company terminates your employment without Cause or you terminate your employment for Good Reason, all compensation payable to your under paragraph 3 hereof will cease as of the Termination Date and the Company will provide to you, subject to paragraph 6, the following sums and benefits:

                  (1) A payment of three times your Base Salary on the
                      Termination Date, plus three times the average annual bonus you received in the prior two years, plus a pro-rata annual bonus for that portion of the bonus year up to the Termination Date based on the average annual bonus, if any, paid in the prior two (2) full years; the sum of which is payable in 24 equal installments at the end of each of the 24 months following the Termination Date. If, however, prior to the second anniversary of the Termination Date, you violate the noncompetition provisions of paragraph 6(b)(A), then the Company will have no obligation to make any of the payments that remain payable by the Company under this paragraph 5(a)(1) on or after the date of such violation.

                  (2) Immediate vesting of each outstanding unvested stock
                      option, stock appreciation right, tandem


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                      option, tandem stock appreciation right, restricted stock, performance share, performance unit, annual incentive award, or any similar equity or incentive share or unit.

                  (3) All previously earned and accrued entitlements and
                      benefits from the Company, including any such entitlements and benefits under the Company's pension, disability and life insurance plans, policies and programs.

                  (4) Continued benefit coverage which permits you to continue to receive, for three (3) years from the Termination Date, at the Company's expense, life insurance and medical, dental and disability benefits at least comparable to those provided by the Company to you on the Termination Date, provided that such benefits shall cease if you obtain other employment with comparable benefits, as determined by the Company. Three (3) years additional benefit service and age credit under the Company's Retirement Plan and the Executive Retirement Plan. (The amount of any benefit payable as a result of such three
                      (3) year additional service and age credit shall be paid from the applicable benefit or retirement plan as permitted by the provisions of such applicable benefit or retirement plan and the law, or in the event not paid from the applicable benefit or retirement plan, such benefit shall be paid by the Company.)

                  (5) The reasonable costs of outplacement services, a fully equipped office and secretary to be utilized by you for up to two years, and a car and driver for two years that are substantially equivalent to the car and driver you had on the Termination Date.

                  (6) Any awards due to you under the terms of the Company's
                      Long Term Equity Compensation Plan or any plan as may have been hereafter adopted by the Company. Upon such payment, all of your rights under all such plans will then terminate.


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                  (7) All benefits payable to you under the terms and
                      conditions of the Company's Executive Benefits Program, if any.

      All of the amounts and benefits to be provided pursuant to clauses (4),
(5), (6) and (7) above shall be provided without duplication for the amounts and benefits to be provided pursuant to clause (3) above.

            (b) For Cause Termination - or Termination By You Without Good Reason. If your employment is terminated by the Company for Cause or if you terminate your employment for any reason other than Good Reason, you will receive only the amounts specified in paragraph 5(a)(3). In the event you are eligible under the terms and conditions of the Company's various executive benefit plans, if any, you will also receive the benefits specified in paragraph 5(a)(7) provided you are not in breach of this Agreement.

            (c) Death or Disability. In the event of your death or your disability due to physical or mental illness or other disability which renders you unable, on other than a temporary basis, to perform the duties of your employment, the Employment Term will terminate as of the date of your death or disability and you or your estate will receive the benefits specified in paragraphs 5(a)(2), 5(a)(3), 5(a)(7) and, in the case of disability, you shall also receive the benefits specified in paragraph 5(a)(4). In addition, you or your estate shall receive an amount equal to your Base Salary on the date of your death or disability for three years. Disability will be determined by the Board in a manner consistent with the Company's Long Term Disability Plan.

          6.   Confidentiality and Competitive Activity.

            (a) You acknowledge that you have acquired and will continue to acquire during the Term, confidential information regarding the business of the Company, Dai-Ichi Kangyo Bank (DKB) and their respective subsidiaries and affiliates. Accordingly, you agree that, without the written consent of the Board, you will not, at any time, disclose to any unauthorized person or otherwise use any such confidential information. For this purpose, confidential information means non-public information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company or DKB and their respective subsidiaries and affiliates, except for specific items which have become publicly available other than as a result of your breach of this letter agreement.

            (b) During the Term and, if you resign with or without Good Reason or your employment is terminated by the Company with or without Cause, you retire under the terms of the Company's Retirement Plan prior to the end of the Term or you resign following the expiration of this Employment Agreement, then for two years after the Termination Date, you will not, without the written consent of the Board,


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directly or indirectly, (A) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the United States which is in competition with any line of business actively being conducted on the Termination Date by the Company or any of its subsidiaries; provided that if your employment has been terminated by the Company without Cause, or you have terminated your employment with the Company for Good Reason (except in the event of a termination of your employment within eighteen months of a Change of Control), you may so compete from and after the six month anniversary of the Termination Date in which event you shall forfeit your right to receive future severance payments pursuant to paragraph 5(a)(1) hereof, and (B) whether or not your termination of employment occurred without Cause or for Good Reason, hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company or DKB and their respective subsidiaries and affiliates, to terminate such relationship or to refrain from extending or renewing the same. Nothing herein, however, will prohibit you from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle you to no more than one percent of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote. Notwithstanding anything in the foregoing to the contrary, in the event of a Change of Control, the provisions of clause (A) and clause (B) shall apply following termination of your employment for any reason.

            (c) Remedy for Breach. You hereby acknowledge that the provisions of this paragraph 6 are reasonable and necessary for the protection of the Company, DKB and their respective subsidiaries and affiliates. In addition, you further acknowledge that the Company, DKB and their respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, you agree that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining you from an actual or threatened breach of such covenants. In addition, and without limiting the Company's other remedies, in the event of any breach by you of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company under paragraph 5(a)(1).


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          7.   Change of Control.

            (a) Termination/Contract Extension. In the event of a Change of Control during the Term, you may elect, on 90 days prior written notice, to terminate your employment upon the first anniversary of the change of control, and have such termination deemed "Good Reason." In the event the first anniversary of such a Change of Control occurs after the end of the Term, the Term shall be extended to the earlier of: (i) ninety (90) days after the end of the Term or (2) the first anniversary of the Change of Control.

            (b) Special Payment. In addition to the compensation and benefits already required under the provisions of your Employment Agreement, if a Change of Control should occur on or prior to December 31, 2002, you will receive a special payment (the "Special Payment"). The amount of such Special Payment shall equal the sum of your prior four years' annual bonuses under The CIT Group Bonus Plan and will be payable over a one-year period as follows: 1/2 of the payment shall be paid to you within 30 days after the date of the Change of Control; 1/2 shall be paid to you on or before the first anniversary date of such Change of Control. Notwithstanding the foregoing provisions of this paragraph, all or any part of such Special Payment shall not be payable to you: if during the one-year period commencing on the date of a Change of Control, and ending on the first anniversary of such date: (i) your employment is involuntarily terminated by the Company for "Cause" as defined in the Employment Agreement; (ii) you voluntarily terminate employment with the Company for any reason other than "Good Reason" as defined in the Employment Agreement; (iii) you breach any non-competition or confidentiality covenant under Section 6 of the Employment Agreement or (iv) you have received previously a payment pursuant to paragraph 5(a)(1). For purposes of this Paragraph (b) "Special Payment", a termination of your employment on account of your death, disability or retirement on or after age 55 under the terms of the Company's retirement plan (provided such is consistent with Section 7(a)) shall constitute a termination for "Good Reason." In the absence of a separate beneficiary designation, your beneficiary under the Group Life Insurance Plan will receive any Special Payment remaining to be paid upon your death.

            (c) Change of Control Defined. For purposes of this letter agreement, a "Change of Control" shall be deemed to have occurred if: (1) any Person or Group other than DKB or its Affiliates becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Company's then outstanding securities generally entitled to vote for the election of directors (capitalized terms not otherwise defined herein are used as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); or (2) as a result of a cash tender offer, merger or other business combinations, sales or assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the combination of the persons who were directors of the Company immediately before the Transaction and persons designated by the persons who


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were directors of the Company immediately before the Transaction, shall cease to constitute a majority of the Board of the Company or of any successor to the Company. Notwithstanding the foregoing, a Change of Control resulting from a Change of Control of DKB shall not require the extension of the Term hereunder.

               8.   Miscellaneous.

            (a) Survival; Notices. The obligations of the Company in paragraph 5 and your obligations in paragraph 6 will survive the termination of this letter agreement. Any notice, consent or other communication made or given in connection with this letter agreement will be in writing and will be deemed to have been duly given when delivered or five days after mailed by United States registered or certified mail, return receipt requested, to the parties at the address set forth on the first page of this letter agreement (attention: General Counsel, if to the Company).

            (b) Entire Agreement. This letter agreement supersedes any and all existing agreements between you and the Company or any of its subsidiaries or affiliates relating to the terms of your employment.

            (c) Amendments and Waivers. No provisions of this letter agreement may be amended, modified, waived or discharged except as agreed to in writing by you and the Board. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

            (d) Successors. This letter agreement shall be binding upon and inure to the benefit of you and the Company and its successors and permitted assigns. Neither this letter agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets. Any assignment or transfer of this letter agreement in violation of the foregoing provisions will be void.

            (e) Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State.

            (f) Legal Counsel; Offsets and Reductions. In the event you obtain legal counsel to enforce your rights under this letter agreement, the Company will pay you reasonable legal fees if you recover any amount on such claim. Except as provided in paragraph 6, if your employment is terminated by the Company, your severance shall not be subject to any offsets or reductions for your subsequently earned income or reduction by reason of any claim by the Company.


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            (g) Severability. If the provision of this letter agreement is invalid or unenforceable, the balance of this letter agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

            (h) Withholdings. The Company is authorized to withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

            (i) Tax Gross-Up. In the event that any payment made to you pursuant to this employment agreement with the Company becomes subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay to you the amount of such excise taxes plus all federal, state and local taxes applicable to the Company's payment of such excise taxes including any additional excise taxes due under Section 4999 of the Code with respect to payments made pursuant to this letter agreement.

The determination of amounts required to be paid under this letter agreement shall be made by an independent auditor selected and paid by the Company. Such independent auditor shall be a nationally recognized United States public accounting firm, which may be the independent accounting firm used by the Company to audit its financial statements.

      If you are in agreement with the terms of this letter, please so indicate by signing and returning the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Company.

                                             Very truly yours,

                                             THE CIT GROUP, INC.

                                             By: /s/ Hisao Kobayashi
                                                --------------------------------
                                                  Name: Hisao Kobayashi
                                                  Title: Chairman

Agreed:
/s/ Albert R. Gamper, Jr.
------------------------------------
    Albert R. Gamper, Jr.

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